Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Inland Residential Properties Trust, Inc.:

We consent (i) to the use of our report dated March 17, 2017, with respect to the consolidated balance sheets of Inland Residential Properties Trust, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule III, (ii) to the use of our report dated December 16, 2015, with respect to the historical summary of gross income and direct operating expenses of The Retreat at Market Square for the year ended December 31, 2014, (iii) to the use of our report dated May 4, 2017, with respect to the historical summary of gross income and direct operating expenses of Commons at Town Center for the year ended December 31, 2016, and (iv) to the use of our report dated October 11, 2017, with respect to the historical summary of gross income and direct operating expenses of Verandas at Mitylene for the year ended December 31, 2016, all incorporated herein by reference and to the reference to our firm under the heading “Experts” in Post-Effective Amendment No. 13 to the registration statement on Form S-11 (registration number 333-199129) of Inland Residential Properties Trust, Inc.

Our reports related to the above historical summaries of gross income and direct operating expenses refer to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenues and expenses.

(signed) KPMG LLP

Chicago, Illinois
October 13, 2017